EXHIBIT 3.4


                           CERTIFICATE OF DESIGNATION


         The undersigned officer of SAC Technologies, Inc., a Minnesota corporation (the "Corporation" or "Company") does hereby certify that the following resolution was adopted by the Board of Directors of the Corporation in accordance with Minnesota Statutes Chapter 302A.239 on June 30, 1999:

         WHEREAS, the Articles of Incorporation of the Company presently authorize the issuance of 5,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series upon terms and conditions that are to be designated by the Board of Directors; and

         WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series A 9% Convertible Preferred Stock;" and

         WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series A 9% Convertible Preferred Stock in their entirety are as provided herein.

         NOW, THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Stock, $.01 par value per share, of the Company hereinafter designated "Series A 9% Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount.

         The shares of such series shall be designated as the "Series A 9% Convertible Preferred Stock " (the "Series A Shares") and the number of shares initially constituting such series shall be 13,125 which may be issued in whole or fractional shares.

         Section 2. Dividends and Distributions.

         (a) The holders of Series A Shares shall be entitled to receive dividends at a rate of nine percent (9%) per annum of the liquidation preference of $100 per share (the "Liquidation Preference"), which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend payable other than in shares of common stock, $.01 par value per share, of the Company (the "Common Stock") or other distribution on the Common Stock of the Company. If the dividends on the Series A Shares cannot legally be paid in full, dividends shall be paid, to the maximum permissible extent, to the holders of the Series A Shares, PARRI PASSU. The dividends on the Series A Shares shall accrue from the date of issuance of each share and shall be payable semi-annually on June 15 and December 15 of each year (each a "Dividend Date") commencing on December 15, 1999, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday,

Sunday or legal holiday on which banks in the State of Minnesota are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Company on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series A Shares shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The dividends shall, at the option of the Corporation, either (1) be payable in cash; or (2) in shares of Common Stock (the "Series A Payments-in-Kind") in accordance with Section 2 (b) below. In the absence of an election by the Board of Directors within 10 days of each Dividend Date to pay dividends in cash, the dividends shall be payable in shares of Common Stock. The amount of dividends payable for any period that is shorter or longer than 30 days shall be computed on the basis of a 360-day year of twelve 30-day months. All accrued but unpaid dividends shall accrue interest after each Dividend Date at a rate of nine percent (9%) per annum (compounded on a semi-annual basis) from each Dividend Date, computed on the basis of a 360-day year of twelve 30-day months.

         (b) Series A Payments-in-Kind shall be payable as of the Dividend Date of each period for which the election is made, except that if such date is a Non-Business Day then such Series A Payment-in-Kind shall be payable as of the next Business Day to holders of record as they appear on the stock books of the Company on the applicable Record Date. Each Series A Payment-in-Kind shall be equal in amount to that number of shares of Common Stock obtained by dividing the aggregate cash dividends payable with respect to the Series A Shares on any such Dividend Date by the "Conversion Price" (as defined below) in effect on the Dividend Date rounded to the closest whole share of Common Stock. Certificates representing the shares of Common Stock issuable in payment of any Series A Payment-in-Kind shall be delivered to each holder entitled to receive such Series A Payment-in-Kind (in appropriate denominations) on the Dividend Date. If a Series A Payment-in-Kind is not made in compliance with the terms hereof, the Corporation shall be obligated to pay the cash dividends under the procedures in the previous paragraph.

         (c) The holders of Series A Shares shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designation of Series A Shares.

         Section 3. Voting Rights.

         Except as provided by applicable law, the holders of the Series A Shares shall have no voting rights.

         Section 4. Liquidation, Dissolution, Winding Up or Certain Mergers or
                    Consolidations.

         If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, or engage in a merger, plan of reorganization or consolidation in which the Company is not the surviving entity, then and in that event, no distribution shall be made to the holders of shares of capital stock, unless, prior thereto, the holders of the Series A Shares shall have first received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof. If upon any liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the Liquidation Preference of the Series A Shares, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Series A Shares. For the purposes hereof, the term "Liquidation Preference" shall mean $100 per share with respect to each of the Series A Shares, plus any and all accrued unpaid dividends thereon.

         Section 5. Conversion.

         (a) Right To Convert:

             (i) Subject to the provisions for adjustment hereinafter set forth and the limitation of the number of shares of Common Stock issuable upon conversion set forth Section 5(a)(ii) below, commencing upon issuance, each Series A Share shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock, at the option of the holder thereof, at any time at the principal office of the Company or any transfer agent for the Series A Shares, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the "Conversion Price" (as defined below) into the Liquidation Preference. The "Conversion Price" shall be equal to the lower of (1) the "Initial Conversion Price" (as defined below) and
(2) 78% of the "Market Price" (as defined below) of the Common Stock as of a "Conversion Date" (as defined below). Upon conversion, all accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the Conversion Date (as defined below)) on the Series A Shares being converted shall either be paid in cash, to the extent permitted by applicable law or, at the option of the Company in shares of Common Stock. The market price per share of Common Stock (the "Market Price") shall be the average of the closing bid prices per share of Common Stock during the five (5) trading days immediately preceding a "Conversion Date", as such closing bid prices are reported on the OTC Electronic Bulletin Board; provided, however, if there is no closing bid price reported on any day during such five (5) day period, in lieu of the closing bid price for such day, the last sales price per share as reported on the OTC Electronic Bulletin Board for such day shall be utilized in such calculation and provided further, if there is no sale reported for any such day, the fair market value of a share of Common Stock on such day as determined in good faith by the Board of Directors of the Company, or in the event the Common Stock is listed on NASDAQ or a stock exchange, the Market Price shall be the average of the closing bid prices per share of Common Stock during the five (5) trading days immediately preceding a "Conversion Date" on NASDAQ or such exchange, as reported in the Wall Street Journal. The "Initial Conversion Price" of the Series A Shares shall be equal to 110% of the closing bid price of the Common Stock as reported on the OTC Electronic Bulletin Board on the trading day prior to the "Series A Initial Issuance Date" (as defined below). The conversion date (the "Conversion Date") shall be any date on which a notice of conversion executed by Holder setting forth the number of Series A Shares being converted is received via facsimile or hard copy by the Corporation at its principal executive offices.

             (ii) Notwithstanding anything contained herein to the contrary, in no event (except while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall any holder of any Series A Shares be entitled to convert Series A Shares, or shall the Company have the obligation to issue shares upon such conversion or make a Series A Payment-in-Kind, to the extent that, after such conversion or payment the sum of (A) the number of shares of Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Shares or unexercised portion of any warrants or other securities convertible into shares of Common Stock of the Company beneficially owned by such holder), and (B) the number of shares of Common Stock issuable upon the conversion of the Series A Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to such Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (A) of such sentence.

         (b) Adjustments to Conversion Price:

             (i) The following definitions shall apply for purposes of this
Section:

                 (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                 (B) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                 (C) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 5(b)(iii), deemed to be issued) by the Company after the Series A Original Issue Date (as defined below), other than shares of Common Stock issued or issuable:

                     (i) upon conversion of Series A Shares;

                     (ii) in a transaction described in Section 5(b)(vi);

                     (iii) pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement approved by the Board of Directors;

                     (iv) pursuant to the terms of any stock grant, option, warrant, employment agreement or other written obligation, agreement or commitment to which the Company was a party as of the Series A Original Issue Date (as defined below) and which was disclosed in the Company's filings with the Securities and Exchange Commission; or

                     (v) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii), (iii) or (iv).

                 (D) "Series A Original Issue Date" shall mean the date on which the first Series A Share was issued.

             (ii) No Adjustment of Conversion Price: No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is issued for consideration less than the "Effective Conversion Price" in effect on the date of such issuance. The effective conversion price (the "Effective Conversion Price") on any date shall be equal to that number obtained by multiplying the Conversion Price in effect on such date by .67.

             (iii) Deemed Issue of Additional Shares of Common Stock:

                 (A) Options and Convertible Securities: In the event the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(b)(v) hereof) of such Additional Shares of Common Stock would be less than the Effective Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                     (i) except as provided in Section 5(b)(iii)(A)(ii) hereof, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                     (iii) no readjustment pursuant to clause (ii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

             (iv) Adjustment of Conversion Rate Upon Issuance of Additional Shares of Common Stock: In the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Effective Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Effective Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

             (v) Determination of Consideration. For purposes of this Section, the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                 (A) Cash and Property: Such consideration shall:

                     (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;

                     (ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                     (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                 (B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(b)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                     (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                     (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

             (vi) Other Adjustments.

                 (A) Subdivisions, Combinations, or Consolidations of Common
Stock: In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                 (B) Reclassifications: In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or Merger (i) in which the Company is the continuing entity and which does not result in any change in the Common Stock or (ii) which is treated as a liquidation pursuant to Section 4 hereof), the Series A Shares shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its Series A Shares into Common Stock. The provisions of this Section 5(b)(vi) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (c) Fractional Shares. In lieu of any fractional shares to which the holder of a Series A Share would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

         (d) Miscellaneous:

                  (i) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (ii) The holders of at least 50% of the outstanding Series A Shares shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 5, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

                  (iii) No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Rate.

         (e) No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Shares against impairment.

         (f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 6. Reports as to Adjustments.

         Whenever the Conversion Price or the type of securities, cash or other property into which the Series A Shares may be converted is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding Series A Shares at their respective addresses as the same shall appear in the Company's stock records, a notice stating that the Conversion Price has been adjusted and setting forth the new number of shares of Common Stock

(or describing the new stock, securities, cash or other property) into which each Series A Share is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment became effective.

         Section 7. Redemption.

         (a) All or any portion of the Series A Shares may be redeemed upon payment in cash or other immediately available funds of $100 per Series A Share, plus accrued and unpaid dividends thereon through the "Redemption Date" (as defined below) (the "Redemption Price"), at any time by the Company at its sole discretion upon thirty (30) days' written notice to the holders of the Series A Shares provided that: (i) the Company's shares of Common Stock shall be eligible for quotation and trading on the OTC Electronic Bulletin Board, on a national securities exchange, the NASDAQ National Market System or the NASDAQ SmallCap Market on the "Redemption Date" (as defined below); and (ii) the shares of Common Stock issuable upon conversion of the Series A Shares shall be subject to an effective registration statement permitting their resale under the Securities Act of 1933, as amended. In the event that the Company redeems less than all of the outstanding Series A Shares it shall redeem such shares pro rata among all holders of the Series A Shares.

         (b) Any notice of redemption ("Redemption Notice") given by the Company with respect to the Series A Shares shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series A Shares, at the address last shown on the records of the Company for such holder or given by the holder to the Company, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the "Redemption Date") not earlier than 30 days after the mailing of the Redemption Notice on which the Series A Shares then outstanding shall be redeemed and the place at which payment may be obtained. The Redemption Notice shall call upon each holder of Series A Shares to either (i) surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the Series A Shares to be redeemed or (ii) convert the Series A Shares into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 above. If the Company elects to redeem shares pursuant to this Section 7 and defaults or fails to perform its redemption obligations pursuant to this Section 7 in connection therewith, the holders of the Series A Shares shall then have the absolute right to convert such Series A Shares into Common Stock in accordance with the provisions of Section 5.

         (c) On the Redemption Date, the Company shall pay by cash or wire transfer of immediately available funds to an escrow agent (the "Escrow Agent") an amount equal to the aggregate Redemption Price for all Series A Shares subject to such redemption. the Escrow Agent shall distribute to each person whose name appears on the certificate or certificates of the Series A Shares that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Escrow Agent in the manner and at the place designated in the Redemption Notice, the Redemption Price, and thereupon each surrendered certificate shall be canceled.

         (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A Shares subject to the Redemption Notice (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

         Section 8. Reacquired Shares.

         Any Series A Shares converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Minnesota Business Corporation Act. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.01 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Company.

         Section 9. Filing.

         This Certificate of Designation shall be filed with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act.

         I certify that I am authorized to execute this statement and I further certify that I understand that by signing this statement, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this statement under oath.


                                      SAC TECHNOLOGIES, INC.

                                      /s/ Barry M. Wendt
                                      ------------------------------------------
                                      Barry M. Wendt, Chief Executive Officer